EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-251859, 333-230448, 333-231862, 333-204335, 333-218583 and 333-223298) and Form S-8 (File No. 333-208807) of our report dated March 31, 2022, relating to the consolidated financial statements BioSig Technologies, Inc. for the years ended December 31, 2021 and 2020, which appear in this Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP

Marlton, New Jersey

March 31, 2022